EXHIBIT 99.1

Superconductor Technologies Reports 2015 Third Quarter Results

Advancing the Commercialization of Superconducting Devices Optimized on Conductus Wire

AUSTIN, Texas, Nov. 10, 2015 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter ended Sept. 26, 2015.

"In the third quarter, we continued to be excited by our customers' plans to commercialize superconducting products that will revolutionize many industries, including high field magnets and the electrical power grid," stated Jeff Quiram, STI's president and chief executive officer. "We expanded our reach within customers as they assign additional resources to complete projects. This quarter we increased shipments of Conductus® wire as customers complete rigorous evaluation testing. We received productive testing feedback, which we have incorporated in the next round. Although the qualification process has taken longer than our initial expectations, we believe we are close to approval with one or more customers.

"As the forecasted demand for projects in 2016 and beyond far exceeds our existing manufacturing capacity, our customers are working with us on plans to ensure they will have a reliable supply of high performance Conductus wire to commercialize their products. Our focus applications are superconducting fault current limiters (SFCL), magnets and power transmission cables. We are prioritizing customer opportunities that we believe are best positioned to aggressively deploy superconducting devices in the near term.

"With our partner the Robinson Research Institute, we shipped wire to two new magnet customers: one during the third quarter and one in October. Our relationship with the Robinson Institute continues to grow as we jointly provide a solution to customers with products that are unique in the industry. Together we have the ability to provide sub components that reduce the complexity of the original equipment manufacturers (OEMs) supply chain and shorten the time required to bring products to market. In October, we expanded our market reach by entering a distribution agreement with TING Corporation to supply the India market with Conductus wire. Since 2013, TING has sold 2G HTS wire to the Indian market for multiple customers and applications. We look forward to a successful relationship with TING," Quiram concluded.

Revenue for all periods was primarily from legacy wireless products. STI's third quarter 2015 net revenues were $91,000, compared to $71,000 in the second quarter of 2015 and $86,000 in the third quarter of 2014. Net loss for the third quarter 2015 was $2.4 million, or a loss of $0.14 per basic and diluted share, compared to a net loss of $2.4 million, or a loss of $0.14 per basic and diluted share, in the second quarter of 2015, and a net loss of $2.4 million, or a loss of $0.19 per basic and diluted share in the third quarter of 2014.

For the nine-month period ending Sept. 26, 2015, total net revenues were $217,000, compared to $550,000 for the first nine-months of 2014. The net loss for the first nine-months of 2015 was $6.2 million, or $0.39 per share, compared to $5.4 million, or $0.43 per share, which included a one-time gain of $3.5 million from the company's investment in Resonant Inc., in the second quarter of 2014.

As of Sept. 26, 2015, STI had $1.2 million in cash and cash equivalents. On Oct.14, 2015, STI closed a registered public offering with net proceeds of $8.6 million.

Investor Conference Call

STI will host a conference call and simultaneous webcast today, November 10th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-877-876-9176 at least 10 minutes before the start of the conference. International participants may dial 1-785-424-1667. The conference ID is 396042. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on November 14th by dialing 888-203-1112 or 1-719-457-0820, and entering pass code 396042. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the fourth quarter of 2015), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2014 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Net revenues	$ 91,000	$ 86,000	$ 217,000	$ 550,000

Costs and expenses:
Cost of revenues	794,000	390,000	2,238,000	1,112,000
Research and development	772,000	1,531,000	3,246,000	4,517,000
Selling, general and administrative	1,411,000	1,281,000	4,256,000	3,995,000

Total costs and expenses	2,977,000	3,202,000	9,740,000	9,624,000

Loss from operations	(2,886,000)	(3,116,000)	(9,523,000)	(9,074,000)

Other Income and Expense:

Gain (loss) from investment in Resonant	--	(323,000)	--	3,142,000
Adjustments to fair value of warrant derivatives	503,000	983,000	3,886,000	96,000
Adjustments to warrant exercise price	--	--	(367,000)	--
Other (expense) income	10,000	44,000	(199,000)	434,000

Net loss	$ (2,373,000)	$ (2,412,000)	$ (6,203,000)	$ (5,402,000)

Basic and diluted loss per common share	$ (0.14)	$ (0.19)	$ (0.39)	$ (0.43)

Basic and diluted weighted average number of common shares outstanding	17,147,823	12,917,653	16,036,651	12,615,356

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 26,	December 31,
	2015	2014
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 1,164,000	$ 1,238,000
Accounts receivable, net	37,000	86,000
Inventory, net	119,000	74,000
Prepaid expenses and other current assets	211,000	358,000
Total Current Assets	1,531,000	1,756,000

Property and equipment, net of accumulated depreciation of $6,728,000 and $4,908,000, respectively	6,113,000	7,902,000
Patents, licenses and purchased technology, net of accumulated amortization of $851,000 and $794,000, respectively	887,000	886,000
Other assets	128,000	255,000
Total Assets	$ 8,659,000	$ 10,799,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 475,000	$ 762,000
Accrued expenses	617,000	455,000
Current portion of derivative fair value - warrants	--	946,000
Total Current Liabilities	1,092,000	2,163,000
Other long-term liabilities	1,197,000	4,634,000
Total Liabilities	2,289,000	6,797,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 328,925 shares issued and outstanding, respectively	--	--
Common stock, $.001 par value, 250,000,000 shares authorized, 18,203,689 and 14,264,041 shares issued and outstanding, respectively	18,000	14,000
Capital in excess of par value	294,923,000	286,356,000
Accumulated deficit	(288,571,000)	(282,368,000)
Total Stockholders' Equity	6,370,000	4,002,000
Total Liabilities and Stockholders' Equity	$ 8,659,000	$ 10,799,000
Note – December 31, 2014 balances were derived from audited financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
	September 26, 2015	September 27, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (6,203,000)	$ (5,402,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,932,000	999,000
Stock-based compensation expense	1,619,000	513,000
Adjustments to fair value of warrant derivatives	(3,886,000)	(96,000)
Adjustments to warrant exercise price	367,000	--
Provision for excess or obsolete inventory	58,000	--
Gain on disposal of property and equipment	(1,000)	(108,000)
(Gain) loss in investment in Resonant	--	(3,142,000)
Changes in assets and liabilities:
Accounts receivable	49,000	(26,000)
Inventories	(103,000)	(10,000)
Prepaid expenses and other current assets	199,000	290,000
Patents and licenses	(57,000)	(54,000)
Other assets	127,000	58,000
Accounts payable, accrued expenses and other current liabilities	(318,000)	(164,000)
Net cash used in operating activities	(6,217,000)	(7,142,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(141,000)	(3,520,000)
Net proceeds from the sale of property and equipment	1,000	96,000
Net cash used in investing activities	(140,000)	(3,424,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the sale of common stock	4,596,000	--
Net proceeds from the exercise of outstanding warrants	1,687,000	4,085,000
Net cash provided by financing activities	6,283,000	4,085,000

Net increase in cash and cash equivalents	(74,000)	(6,481,000)
Cash and cash equivalents at beginning of period	1,238,000	7,459,000
Cash and cash equivalents at end of period	$ 1,164,000	$ 978,000

Supplemental non-cash financing disclosure:
Warrant liability converted to capital in excess of par	$ 669,000	$ --
CONTACT: Investor Relations Contact
         Cathy Mattison or Kirsten Chapman
         LHA +1-415-433-3777 invest@suptech.com